UNITED TRUST GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                  To Be Held on on Tuesday, September 21, 1999


To the Shareholders of:

     UNITED TRUST GROUP, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Trust Group Inc., ("UTG"), will be held on Tuesday, September 21, 1999 at 9:00 a.m. at the Corporate headquarters, 5250 South Sixth Street Road, Springfield, Illinois 62703 for the following purposes:

     1. To elect eleven directors of UTG to serve for one year and until their successors are elected and qualified; and

     2. To consider and act upon such other business as may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on August 24, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so that your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.



                       BY ORDER OF THE BOARD OF DIRECTORS

                            UNITED TRUST GROUP, INC.



                                George E. Francis
                                    Secretary


Dated:  August 30, 1999
Springfield, Illinois



                             YOUR VOTE IS IMPORTANT!

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                                 SHAREHOLDERS OF
                            UNITED TRUST GROUP, INC.


                   GENERAL INFORMATION REGARDING SOLICITATION


     The Annual Meeting of the Shareholders of United Trust Group, Inc. ("UTG") will be held on Tuesday, September 21, 1999 at 9:00 a.m. at the at the Corporate headquarters, 5250 South Sixth Street Road, Springfield, Illinois 62703

     This proxy statement is being sent to each holder of record of the issued and outstanding shares of Common Stock of UTG, no par value (the "Common
Stock"), as of August 24, 1999, in order to furnish to each shareholder information relating to the business to be transacted at the meeting.

     This proxy statement and the enclosed proxy are being mailed to shareholders of UTG on or about August 30, 1999. The Annual Report has been mailed under separate cover. UTG will bear the cost of soliciting proxies from its shareholders. UTG may reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to the beneficial owners of UTG's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitations will consist primarily of requests to brokerage houses, custodians, nominees, and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and regular employees of UTG may by telephone, telegram or personal interview request the return of proxies.




                                     VOTING

     The enclosed proxy is solicited by and on behalf of the Board of Directors. If you are unable to attend the meeting on Tuesday, September 21, 1999, please complete the enclosed proxy and return it to us in the accompanying envelope so that your shares will be represented.

     When the enclosed proxy is duly executed and returned in advance of the meeting, and is not revoked, the shares represented thereby will be voted in accordance with the authority contained therein. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of UTG a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If a proxy fails to specify how it is to be voted, it will be voted "FOR" Proposal 1.

     Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the shareholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal.

                               AFFILIATE COMPANIES

     UTG is the ultimate parent company in an insurance holding company system. The following is the current organizational chart for the companies that are members of UTG's insurance holding company system and affiliates of UTG, and the acronyms that will be used herein to reference the companies:


                              Organizational Chart

United Trust Group, Inc. ("UTG") is the ultimate controlling company. UTG owns 79.8% of First Commonwealth Corporation ("FCC") and 100% of Roosevelt Equity Corporation ("REC"). FCC owns 100% of Universal Guaranty Life Insurance Company ("UG"). UG owns 100% of United Security Assurance Company ("USA"). USA owns 83.9% of Appalachian Life Insurance Company ("APPL") and APPL owns 100% of Abraham Lincoln Insurance Company ("ABE").



For purposes of this proxy statement, the term "affiliate life insurance companies" shall mean UG, USA, APPL and ABE, and the term "non-insurance affiliate companies" shall mean the affiliated companies other than UG, USA, APPL and ABE.

The companies hereinafter are sometimes collectively referred to as the "Affiliate Companies".

                          VOTING SECURITIES OUTSTANDING

     August 24, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. On that date, UTG had outstanding 3,309,389 shares of Common Stock, no par value. No other voting securities of UTG are outstanding. The holders of such shares are entitled to one vote per share. There are no cumulative voting rights. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting is required to approve each matter to be voted on at such meeting.


                         PRINCIPAL HOLDERS OF SECURITIES

The following tabulation sets forth the name and address of the entity known to be the beneficial owners of more than 5% of UTG's Common Stock and shows: (i) the total number of shares of Common Stock beneficially owned by such person as of July 31, 1999 and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of Common Stock so owned as of the same date.

   Title                                      Number of Shares       Percent
    Of      Name and Address                    and Nature of          of
   Class    of Beneficial Owner             Beneficial Ownership      Class

Common      First Southern Funding, LLC           1,302,123 (1)         36.5%
Stock no    99 Lancaster Street
Par value   P.O. Box 328
            Stanford, KY  40484

            Larry E. Ryherd                         548,951 (2)         15.4%
            12 Red Bud Lane
            Springfield, IL 62707

(1) First Southern Funding LLC owns 765,330 shares of UTG's Common Stock directly. Includes: (i) 125,825 shares of UTG's Common Stock owned by First Southern Bancorp, Inc.; (ii) 183,033 shares of UTG's Common Stock owned by First Southern Capital Corp., LLC; (iii) 23,135 shares of UTG's Common Stock owned by First Southern Investments, LLC; all affiliates of First Southern Funding LLC; and (iv) 204,800 shares of UTG's Common Stock which may be acquired upon conversion of UTG convertible notes owned by First Southern Bancorp, Inc.(See "Certain Relationships and Related Transactions). Jesse T. Correll, Director of UTG, by reason of ownership of 83% of the outstanding shares of First Southern Funding, LLC may be considered a beneficial owner of UTG.

(2)  Larry E. Ryherd owns 181,091  shares of UTG's Common Stock in his own name.
     Includes: (i) 150,050 shares of UTG's Common Stock in the name of Dorothy LouVae Ryherd, his wife; (ii) 150,000 shares of UTG's Common Stock which are held beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John Ryherd; (iii) 4,600 shares of UTG's Common Stock, 2,700 shares of which are in the name of Shari Lynette Serr, 1,900 shares of which are in the name of Jarad John Ryherd; (iv) 2,000 shares held by Dorothy LouVae Ryherd, his wife as custodian for granddaughter, 160 shares held by Larry E. Ryherd as custodian for granddaughter; (v) 47,250 shares beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John Ryherd and (vi) 13,800 shares which may be acquired by Larry E. Ryherd upon exercise of outstanding stock options.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following tabulation shows with respect to each of the directors and nominees of UTG, with respect to UTG's chief executive officer and each of UTG's executive officers whose salary plus bonus exceeded $100,000 for fiscal 1998, and with respect to all executive officers and directors of UTG as a group: (i) the total number of shares of all classes of stock of UTG or any of its parents or subsidiaries, beneficially owned as of July 31, 1999 and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of stock so owned as of the same date.

   Title        Directors, Named Executive         Number of Shares    Percent
    of          Officers, & All Directors &         and Nature of        of
Class          Executive Officers as a Group          Ownership         Class

FCC's          John S. Albin                                 0            *
Common         Randall L. Attkisson                          0            *
Stock, $1.00   Vincent T. Aveni                              0            *
par value      William F. Cellini                            0            *
               Robert E. Cook                                0            *
               Jesse T. Correll                          1,217  (4)       *
               George E. Francis                             0            *
               James E. Melville                           544  (1)       *
               Millard V. Oakley                             0            *
               Larry E. Ryherd                               0            *
               Robert W. Teater                              0            *
               All directors and executive officers      1,761            *
               as a group (eleven in number)

UTG's          John S. Albin                            10,503  (2)       *
Common         Vincent T. Aveni                          7,716  (3)       *
Stock, no      Randall L. Attkisson                          0            *
par value      William F. Cellini                        1,000            *
               Robert E. Cook                           10,199            *
               Jesse T. Correll                      1,302,123  (4)     36.5%
               George E. Francis                         4,600  (5)       *
               James E. Melville                        52,500  (6)      1.5%
               Millard V. Oakley                        16,471            *
               Larry E. Ryherd                         548,951  (7)     15.4%
               Robert W. Teater                          7,380  (8)       *
               All directors and executive officers
               as a group (eleven in number)         1,961,443          55.1%

(1) James E. Melville owns 168 shares individually and 376 shares owned jointly with his spouse.

(2)  Includes 392 shares owned directly by Mr. Albin's spouse.

(3) Includes 272 shares owned directly by Mr. Aveni's brother and 210 shares owned directly by Mr. Aveni's son.

(4) In addition, Mr. Correll is a director and officer of First Southern Funding, LLC & Affiliates which owns 1,302,123 shares (36.5%) of UTG and 1,217 shares of FCC's common stock. (See Principal Holders of Securities)

(5) Includes 4,600 shares which may be acquired upon exercise of outstanding stock options.

(6) James E. Melville owns 2,500 shares individually and 14,000 shares jointly with his spouse. Includes: (i) 3,000 shares of UTG's Common Stock which are held beneficially in trust for his daughter, namely Bonnie J. Melville;
     (ii) 3,000 shares of UTG's Common Stock, 750 shares of which are in the name of Matthew C. Hartman, his nephew; 750 shares of which are in the name of Zachary T. Hartman, his nephew; 750 shares of which are in the name of Elizabeth A. Hartman, his niece; and 750 shares of which are in the name of Margaret M. Hartman, his niece; and (iii) 30,000 shares which may be acquired by James E. Melville upon exercise of outstanding stock options.

(7)  (See Principal Holders of Securities)

(8)      Includes 210 shares owned directly by Mr. Teater's spouse.


     *  Less than 1%.

Except as indicated above, the foregoing persons hold sole voting and investment power.

Directors and officers of UTG file periodic reports regarding ownership of Company securities with the Securities and Exchange Commission pursuant to
Section 16(a) of the Securities Exchange Act of 1934 as amended, and the rules promulgated thereunder.


                             THE BOARD OF DIRECTORS

     In accordance with the laws of Illinois and the Certificate of Incorporation and Bylaws of UTG, as amended, UTG is managed by its executive officers under the direction of the Board of Directors. The Board elects executive officers, evaluates their performance, works with management in establishing business objectives and considers other fundamental corporate matters, such as the issuance of stock or other securities, the purchase or sale of a business and other significant corporate business transactions. In the fiscal year ended December 31, 1998, the Board met five times. All directors attended at least 75% of all meetings of the board except for Messrs. Cellini and Larson.

     The Board of Directors has an Audit Committee consisting of Messrs. Albin, Geary, Melville. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, the scope of the audit procedures and the results thereof, the internal accounting and control systems of UTG, the nature of services performed for UTG and the fees to be paid to the independent auditors, the performance of UTG's independent and internal auditors and the accounting practices of UTG. The Audit Committee also recommends to the full Board of Directors the auditors to be appointed by the Board. The Audit Committee met once in 1998.

     The compensation of UTG's executive officers is determined by the full Board of Directors (see report on Executive Compensation).

     Under UTG's Certificate of Incorporation, the Board of Directors may be comprised of between five and twenty-one directors. The Board currently has eleven directors. Shareholders elect Directors to serve for a period of one year at UTG's Annual Shareholders' meeting.

     The following information with respect to business experience of the Board of Directors has been furnished by the respective directors or obtained from the records of UTG.

                              ELECTION OF DIRECTORS

     At the annual meeting of shareholders of UTG, eleven directors are to be elected, each director to hold office until the next annual meeting and until his successor is elected and qualified. Each nominee will be elected director by a majority of votes cast for such nominee. The persons named in the proxy intend to vote the proxies as designated for the nominees listed below. Should any of the nominees listed below become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substituted nominee or nominees; however, the management now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected. The following individuals are nominees for the election of directors:




Name, Age         Position with UTG, Business Experience and Other Directorships

John S. Albin  70
     Director of UTG since 1984; farmer in Douglas and Edgar counties, Illinois, since 1951; Chairman of the Board of Longview State Bank since 1978; President of the Longview Capitol Corporation, a bank holding company, since 1978; Chairman of First National Bank of Ogden, Illinois, since 1987; Chairman of the State Bank of Chrisman since 1988; Director and Secretary of Illini Community Development Corporation since 1990; Chairman of Parkland College Board of Trustees since 1990; board member of the Fisher National Bank, Fisher, Illinois, since 1993.

Randall L. Attkisson 53
     Chief Financial Officer, Treasurer, Director or First Southern Bancorp, Inc. since 1986; Director of The Galilean Home, Liberty, KY since 1996; Treasurer, Director of First Southern Funding, Inc. since 1992; Director of The River Foundation, Inc. since 1990; Treasurer, Director of Somerset Holdings, Inc. since 1987; President of Randall L. Attkisson & Associates from 1982 to 1986; Commissioner of Kentucky Department of Banking & Securities from 1980 to 1982; Self-employed Banking Consultant in Miami, FL from 1978 to 1980.

Vincent T. Aveni 73
     Director of UTG since 1987; Chairman Emeritus of Realty One, Inc. and co-developer of the Three Village Condominium; currently serving the Ohio Association of Realtors as a trustee; past President of Ohio Association of Realtors; past Regional Vice President of the Ohio and Michigan National Association Marketing Institute, and Farm and Land Institute.

William F. Cellini 64
     Director of FCC and certain affiliate companies since 1984; Chairman of the Board of New Frontier Development Group, Chicago, Illinois for more than the past five years; Executive Director of Illinois Asphalt Pavement Association.

Robert E. Cook 74
     Director of UTG since 1984 and certain affiliate companies since 1991; President of Cook-Witter, Inc., a governmental consulting and lobbying firm with offices in Springfield, Illinois, from 1985 until 1990.

Jesse T. Correll 43
     Chairman, President, Director of First Southern Bancorp, Inc. since 1983; President, Director of First Southern Funding, Inc. since 1992; President, Director of Somerset Holdings, Inc. and Lancaster Life Reinsurance Company and First Southern Insurance Agency since 1987; President, Director of The River Foundation since 1990; President, Director of Dyscim Holdings Company, Inc. since 1990; Director or Adamas Diamond Corporation since 1980; Secretary, Director Lovemore Holding Company since 1987; President, Director of North Plaza of Somerset since 1990; Director of St. Joseph Hospital, Lexington, KY since 1997; Managing Partner of World Wide Minerals from 1978 to 1983.

George E. Francis 55
     Executive Vice President since July 1997; Secretary of UTG and certain affiliate companies since 1993; Director of UTG and certain affiliate companies since 1992; Treasurer and Chief Financial Officer of certain affiliate companies from 1984 until 1992; Senior Vice President and Chief Administrative Officer of certain affiliate companies since 1989.

James E. Melville  54
     President and Chief Operating Officer since July 1997; Chief Financial Officer of UTG since 1993, Senior Executive Vice President of UTG since September 1992; President of certain Affiliate Companies from May 1989 until September 1991; Chief Operating Officer of FCC from 1989 until September 1991; Chief Operating Officer of certain Affiliate Companies from 1984 until September 1991; Senior Executive Vice President of certain affiliate companies from 1984 until 1989; Consultant to UTI and UTG from March 1992 through September 1992; President and Chief Operating Officer of certain affiliate life insurance companies and Senior Executive Vice President of non-insurance affiliate companies since 1992.

Millard V. Oakley  69
     Presently serves on Board of Directors and Executive Committee of Thomas Nelson, a publicly held publishing company based in Nashville, TN; Director of First National Bank of the Cumberlands, Livingston-Cooksville, TN; Lawyer with limited law practice since 1980; State Insurance Commissioner for State of Tennessee from 1975 to 1979; Served as General Counsel, United States House of Representatives, Washington, D.C., Congressional Committee on Small Business from 1971-1973; Served four elective terms as County Attorney for Overton County, Tennessee; Elected delegate to National Democratic Convention in 1964; Served four elective terms in the Tennessee General Assembly from 1956 to 1964; Lawyer in Livingston, TN from 1953 to 1971; Elected to the Tennessee Constitutional Convention in 1952.

Larry E. Ryherd  58
     President, CEO and Director of UTG since 1992; UTI Chairman of the Board of Directors and a Director since 1984, CEO since 1991; Chairman of the Board of UII since 1987, CEO since 1992 and President since 1993; Chairman, CEO and Director of UTG since 1992; President, CEO and Director of certain affiliate companies since 1992; Chairman of the Board, .CEO, President and COO of certain affiliate life insurance companies since 1992 and 1993; Director of the National Alliance of Life Companies since 1992; 1994 NALC Membership Committee Chairman; Member of the American Council of Life Companies and Advisory Board Member of its Forum 500 since 1992.

Robert W. Teater 72
     Director of UTG since 1987; Director of UTG and certain affiliate companies since 1992; member of Columbus School Board since 1991, President of Columbus School Board since 1992; President of Robert W. Teater and Associates, a comprehensive consulting firm in natural resources development and organization management since 1983.



Others not seeking another term:

Marvin  W.  Berschet   69
     Director of UTG since 1987; self-employed since 1956; charter member of National Cattlemen's Association; Board member of Meat Export Federation for seven years and Chairman of Beef Council for three years; served on the National Livestock and Meat Board for 16 years; past President of Ohio Cattlemen's Association.

Larry R. Dowell  64
     Director of UTG from 1984 - 1998; cattleman and farmer in Stronghurst, Henderson County, Illinois since 1956; member of the Illinois Beef
     Association; past Board and Executive Committee member of Illinois Beef Council; Chairman of Henderson County Board of Supervisors since 1992.

Donald G. Geary  75
     Director of FCC and certain affiliate companies from 1984 - 1998; industrial warehousing developer and founder of Regal 8 Inns for more than the past five years.

Raymond L. Larson  64
     Director of UTG from 1984 - 1998; cattleman and farmer since 1953; Director of the Bank of Sugar Grove, Illinois since 1977; Board member of National Livestock and Meat Board since 1983 and currently Treasurer, Board member and past President of Illinois Beef Council; member of National Cattlemen's Association and Illinois Cattlemen's Association.

Dale E. McKee  80
     Director of UTG from 1984 - 1998; pork producer and farmer in Rio, Illinois, since 1947; President of McKee and Flack, Inc., an Iowa corporation engaged in farming since 1975; director of St. Mary's Hospital of Galesburg since 1984.

Thomas F. Morrow  54
     Director of UTG from 1984 - 1998; Director of certain affiliate companies since 1992 and Treasurer since 1993. Mr. Morrow has served as Vice Chairman and Director of certain affiliate life insurance companies since 1992 as well as having held similar positions with other affiliate life insurance companies from 1987 to 1992.

Charlie E. Nash 70
     Director of UTG since 1987; Executive Director and State President of the Ohio Farmers Union; serves on the Board of Directors for National Farmers Union Uniform Pension Committee and a member of its Investment Committee for pension funds; Chairman of the Putnam County Board of Elections; serves on the Board of Directors of Farmers Union Ventures, Inc., Green Thumb, Inc. and Farmers Education Foundation; he is a farm owner.



                            EXECUTIVE OFFICERS OF UTG

More detailed information on the following officers of UTG appears under "Election of Directors":

Larry E. Ryherd            Chairman of the Board and Chief Executive Officer
James E. Melville          President and Chief Operating Officer
George E. Francis          Executive Vice President, Secretary and
                               Chief Administrative Officer

Other officers of UTG are set forth below:

Name, Age         Position with UTG, Business Experience and Other Directorships

Theodore C. Miller  37
     Senior Vice President and Chief Financial Officer since July 1997; Vice President and Treasurer since October 1992; Vice President and Controller of certain Affiliate Companies from 1984 to 1992.




                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid to or earned by UTG's Chief Executive Officer and each of the Executive Officers of UTG whose salary plus bonus exceeded $100,000 during each of UTG's last three fiscal years: Compensation for services provided by the named executive officers to UTG and its affiliates is paid by FCC as set forth in their employment agreements. (See Employment Contracts).

                           SUMMARY COMPENSATION TABLE

                             Annual Compensation (1)

                                                              Other Annual
Name and                                                    Compensation (2)
Principal Position                 Salary($)     Bonus ($)        $

Larry E. Ryherd         1998         400,000                    20,373
Chairman of the Board   1997         400,000        -           18,863
Chief Executive Officer 1996         400,000        -           17,681

James E. Melville       1998         238,200                    31,956
President, Chief        1997         238,200                    29,538
Operating Officer       1996         238,200        -           27,537

George E. Francis       1998         126,200                     8,791
Executive Vice          1997         123,200        -            8,187
President, Secretary    1996         120,200        -            7,348

(1) Compensation deferred at the election of named officers is included in this section.

(2) Other annual compensation consists of interest earned on deferred compensation amounts pursuant to their employment agreements and UTG's matching contribution to the First Commonwealth Corporation Employee Savings Trust 401(k) Plan.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

     The following table summarizes for fiscal year ending, December 31, 1998, the number of shares subject to unexercised options and the value of unexercised options of the Common Stock of UTI held by the named executive officers. The values shown were determined by multiplying the applicable number of unexercised share options by the difference between the per share market price on December 31, 1998 and the applicable per share exercise price. There were no options granted to the named executive officers for the past three fiscal years.


                              Number of
                                Shares         Value       Number of Securities Underlying   Value of Unexercised In the
                             Acquired on    Realized ($)     Unexercised Options/SARs at         Money Options/SARs at
                             Exercise (#)                            FY-End (#)                         FY-End ($)

Name                                                       Exercisable      Unexercisable     Exercisable     Unexercisable

Larry E. Ryherd                   -              -                13,800          -                -                -
James E. Melville                 -              -                30,000          -                -                -
George E. Francis                 -              -                 4,600          -                -                -

Compensation of Directors

     UTG's standard arrangement for the compensation of directors provide that each director shall receive an annual retainer of $2,400, plus $300 for each meeting attended and reimbursement for reasonable travel expenses. UTG's director compensation policy also provides that directors who are employees of UTG or directors or officers of First Southern Funding, LLC and Affiliates do not receive any compensation for their services as directors except for reimbursement for reasonable travel expenses for attending each meeting.


Employment Contracts

     On July 31, 1997, Larry E. Ryherd entered into an employment agreement with FCC. Formerly, Mr. Ryherd had served as Chairman of the Board and Chief
Executive Officer of UTG and its affiliates. Pursuant to the agreement, Mr. Ryherd agreed to serve as Chairman of the Board and Chief Executive Officer of UTG and in addition, to serve in other positions of the affiliated companies if appointed or elected. The agreement provides for an annual salary of $400,000 as determined by the Board of Directors. The term of the agreement is for a period of five years. Mr. Ryherd has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 in the amount of $240,000 which includes interest at the rate of approximately 8.5% per year. Additionally, Mr. Ryherd was granted an option to purchase up to 13,800 of the Common Stock of UTG at $17.50 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

     FCC entered into an employment agreement dated July 31, 1997 with James E. Melville pursuant to which Mr. Melville is employed as President and Chief Operating Officer and in addition, to serve in other positions of the affiliated companies if appointed or elected at an annual salary of $238,200. The term of the agreement expires July 31, 2002. Mr. Melville has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $400,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Melville was granted an option to purchase up to 30,000 shares of the Common Stock of UTG at $17.50 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

     FCC entered into an employment agreement with George E. Francis on July 31, 1997. Under the terms of the agreement, Mr. Francis is employed as Executive Vice President of UTG at an annual salary of $126,200. Mr. Francis also agreed to serve in other positions if appointed or elected to such positions without additional compensation. The term of the agreement expires July 31, 2000. Mr. Francis has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $80,000 which includes interest at the rate of approximately 8.5% per year. Additionally, Mr. Francis was granted an option to purchase up to 4,600 shares of the Common Stock of UTG at $17.50 per share. The option is immediately exercisable and transferable. This option will expire on December 31, 2000.

                        REPORT ON EXECUTIVE COMPENSATION

Introduction

     The  compensation  of UTG's  executive  officers is  determined by the full
Board of Directors. The Board of Directors strongly believes that UTG's executive officers directly impact the short-term and long-term performance of UTG. With this belief and the corresponding objective of making decisions that are in the best interest of UTG's shareholders, the Board of Directors places significant emphasis on the design and administration of UTG's executive compensation plans.


Executive Compensation Plan Elements

     Base Salary. The Board of Directors establishes base salaries each year at a level intended to be within the competitive market range of comparable companies. In addition to the competitive market range, many factors are considered in determining base salaries, including the responsibilities assumed by the executive, the scope of the executive's position, experience, length of service, individual performance and internal equity considerations. During the last three fiscal years, there were no material changes in the base salaries of the named executive officers.

     Stock Options. One of UTG's priorities is for the executive officers to be significant shareholders so that the interest of the executives are closely aligned with the interests of UTG's other shareholders. The Board of Directors believes that this strategy motivates executives to remain focused on the overall long-term performance of UTG. Stock options are granted at the discretion of the Board of Directors and are intended to be granted at levels within the competitive market range of comparable companies. During 1993, each of the named executive officers were granted options under their employment agreements for UTG's Common Stock as described in the Employment Contracts section. There were no options granted to the named executive officers during the last three fiscal years.

     Deferred Compensation. A very significant component of overall Executive Compensation Plans is found in the flexibility afforded to participating officers in the receipt of their compensation. The availability, on a voluntary basis, of the deferred compensation arrangements as described in the Employment Contracts section may prove to be critical to certain officers, depending upon their particular financial circumstance.


Chief Executive Officer

     Larry E. Ryherd has been Chairman of the Board and Chief Executive Officer since 1984. The Board of Directors used the same compensation plan elements described above for all executive officers to determine Mr. Ryherd's 1998 compensation.

     In setting both the cash-based and equity-based elements of Mr. Ryherd's compensation, the Board of Directors made an overall assessment of Mr. Ryherd's leadership in achieving UTG's long-term strategic and business goals.

     Mr. Ryherd's base salary reflects a consideration of both competitive forces and UTG's performance. The Board of Directors does not assign specific weights to these categories.

     UTG surveys total cash compensation for chief executive officers at the same group of companies described under "Base Salary" above. Based upon its survey, UTG then determines a median around which it builds a competitive range of compensation for the CEO. As a result of this review, the Board of Directors concluded that Mr. Ryherd's base salary was in the low end of the competitive market, and his total direct compensation (including stock incentives) was competitive for CEOs running companies comparable in size and complexity to UTG.

     The Board of Directors considered UTG's financial results as compared to other companies within the industry, financial performance for fiscal 1998 as compared to fiscal 1997, UTG's progress as it relates to UTG's growth through acquisitions and simplification of the organization, the fact that since UTG does not have a Chief Marketing Officer, Mr. Ryherd assumes additional responsibilities of the Chief Marketing Officer, and Mr. Ryherd's salary history, performance ranking and total compensation history.

     Through fiscal 1998, Mr. Ryherd's annual salary was $400,000, the amount the Board of Directors set in January 1997. In July 1998, the Board of Directors reviewed Mr. Ryherd's salary. Following a review of the above factors, the Board of Directors decided to recognize Mr. Ryherd's performance by placing a greater emphasis on long-term incentive awards, and therefore retained Mr.
Ryherd's base salary at $400,000.

Conclusion.

     The Board of Directors believes the mix of structured employment agreements with certain key executives, conservative market based salaries, competitive cash incentives for short-term performance and the potential for equity-based rewards for long term performance represents an appropriate balance. This balanced Executive Compensation Plan provides a competitive and motivational compensation package to the executive officer team necessary to continue to produce the results UTG strives to achieve. The Board of Directors also believes the Executive Compensation Plan addresses both the interests of the shareholders and the executive team.




                               BOARD OF DIRECTORS

           John S. Albin                               George E. Francis
           Randall L. Attkisson                        James E. Melville
           Vincent T. Aveni                            Millard V. Oakley
           William F. Cellini                          Larry E. Ryherd
           Robert E. Cook                              Robert W. Teater
           Jesse T. Correll
                                       11

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on UTG's Common Stock during the five fiscal years ended December 31, 1998 with the cumulative total return on the NASDAQ Composite Index Performance and the NASDAQ Insurance Stock Index (1):

                    1993      1994        1995        1996        1997     1998
UTG                  100        40          30          50          64       65
NASDAQ               100        98         138         170         209      293
NASDAQ Insurance     100        94         134         153         223      199


(1) UTG selected the NASDAQ Composite Index Performance as an appropriate comparison as UTG's Common Stock is traded on the NASDAQ Small Cap exchange under the sign "UTIN". Furthermore, UTG selected the NASDAQ Insurance Stock Index as the second comparison because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance and the closest additional line-of-business index which could be found was the NASDAQ Insurance Stock Index. Trading activity in UTG's Common Stock is limited, which may be due in part as a result of UTG's low profile, and its reported operating losses. UTG has experienced a tremendous growth rate over the period shown in the Return Chart with assets growing from approximately $233 million in 1991 to approximately $347 million in 1998. The growth rate has been the result of acquisitions of other companies and new insurance writings. UTG has incurred costs of conversions and administrative consolidations associated with the acquisitions which has contributed to the operating losses. The Return
       Chart is not intended to forecast or be indicative of possible future performance of UTG's stock.

     The foregoing graph shall not be deemed to be incorporated by reference into any filing of UTG under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that UTG specifically incorporates such information by reference.


Compensation Committee Interlocks and Insider Participation

     The following persons served as directors of UTG during 1998 and were officers or employees of UTG or its subsidiaries during 1998: James E. Melville and Larry E. Ryherd. Accordingly, these individuals have participated in decisions related to compensation of executive officers of UTG and its subsidiaries.

     During 1998, Larry E. Ryherd and James E. Melville, executive officers of UTG, were also members of the Board of Directors of FCC, two of whose executive officers served on the Board of Directors of UTG: Messrs. Melville and Ryherd.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

Under the current structure, FCC pays a majority of the general operating expenses of the affiliated group. FCC then receives management, service fees and reimbursements from the various affiliates.

On January 1, 1993, FCC entered into an agreement with UG pursuant to which FCC provides management services necessary for UG to carry on its business. In addition to the UG agreement, FCC and its affiliates have either directly or indirectly entered into management and/or cost-sharing arrangements for FCC's management services. FCC received net management fees of $8,793,905, $9,893,321 and $9,927,000 under these arrangements in 1998, 1997 and 1996, respectively. UG paid $8,018,141, $8,660,481 and $9,626,559 to FCC in 1998, 1997 and 1996,
respectively.

USA paid $835,345, $989,295 and $1,567,891 under their agreement with UTG for 1998, 1997 and 1996, respectively. UII paid $501,207, $593,577 and $940,734 under their agreement with UTG for 1998, 1997 and 1996, respectively. Additionally, UTG paid FCC $0, $150,000 and $300,000 in 1998, 1997 and 1996, respectively for reimbursement of costs attributed to UTG. These reimbursements are reflected as a credit to general expenses.

Respective domiciliary insurance departments have approved the agreements of the insurance companies and it is Management's opinion that where applicable, costs have been allocated fairly and such allocations are based upon generally accepted accounting principles. The costs paid by UTG for services include costs related to the production of new business, which are deferred as policy acquisition costs and charged off to the income statement through "Amortization of deferred policy acquisition costs". Amounts recorded by USA as deferred acquisition costs are no greater than what would have been recorded had all such expenses been directly incurred by USA. Also included are costs associated with the maintenance of existing policies that are charged as current period costs and included in "general expenses".

On January 16, 1998, UTG acquired 7,579 shares of its common stock from the estate of Robert Webb, a former director, for $26,527 and a promissory note valued at $41,819 due January 16, 2005. The note bears interest at a rate of 1% over prime, with interest due quarterly and principal due on maturity.

On September 23, 1997, UTG acquired 10,056 shares of UTG common stock from Paul Lovell, a director, for $35,000 and a promissory note valued at $61,000 due September 23, 2004. The note bears interest at a rate of 1% over prime, with interest due quarterly and principal reductions of $10,000 annually until maturity. Simultaneous with the stock purchase, Mr. Lovell resigned his position on the UTG board.

On July 31, 1997, UTG issued convertible notes for cash received totaling $2,560,000 to seven individuals, all officers or employees of UTG. The notes bear interest at a rate of 1% over prime, with interest payments due quarterly and principal due upon maturity of July 31, 2004. The conversion price of the notes are graded from $12.50 per share for the first three years, increasing to $15.00 per share for the next two years and increasing to $20.00 per share for the last two years. Conditional upon the seven individuals placing the funds with FCC were the acquisition by UTG of a portion of the holdings of UTG owned by Larry E. Ryherd and his family and the acquisition of common stock of UTG held by Thomas F. Morrow and his family and the simultaneous retirement of Mr. Morrow. Neither Mr. Morrow nor Mr. Ryherd was a party to the convertible notes. On March 1, 1999, the individuals holding the convertible notes sold their interests in said notes to First Southern Bancorp, Inc. in private transactions.

Approximately $1,048,000 of the cash received from the issuance of the convertible notes was used to acquire stock holdings of UTG of Mr. Morrow and to acquire a portion of the UTG holdings of Larry E. Ryherd and his family. The remaining cash received will be used by FCC to provide additional operating liquidity and for future acquisitions of life insurance companies. On July 31, 1997, FCC acquired a total of 174,171 shares of UTG Inc. common stock from Thomas F. Morrow and his family. Mr. Morrow simultaneously retired as an executive officer of FCC. Mr. Morrow will remain as a member of the Board of Directors. In exchange for his stock, Mr. Morrow and his family received approximately $348,000 in cash, promissory notes valued at $140,000 due in eighteen months, and promissory notes valued at $1,030,000 due January 31, 2005. These notes bear interest at a rate of 1% over prime, with interest due quarterly and principal due upon maturity. The notes do not contain any conversion privileges. Additionally, on July 31, 1997, FCC acquired a total of 97,499 shares of UTG common stock from Larry E. Ryherd and his family. Mr. Ryherd and his family received approximately $700,000 in cash and a promissory note valued at $251,000 due January 31, 2005. The acquisition of approximately 16% of Mr. Ryherd's stock holdings in United Trust Inc. was completed as a prerequisite to the convertible notes placed by other management personnel to reduce the total holdings of Mr. Ryherd and his family in FCC to make the stock more attractive to the investment community. Mr. Ryherd and his family currently owns approximately 14% of the outstanding common stock of UTG. The market price of UTG common stock on July 31, 1997 was $6.00 per share. The stock acquired in the above transaction was from the largest two shareholders of UTG stock. There were no additional stated or unstated items or agreements relating to the stock purchase.

On July 31,1997, FCC entered into employment agreements with eight individuals, all officers or employees of FCC. The agreements have a term of three years, excepting the agreements with Mr. Ryherd and Mr. Melville, which have five-year terms. The agreements secure the services of these key individuals, providing FCC a stable management environment and positioning for future growth.

                                 YEAR 2000 ISSUE

The "Year 2000 Issue" is the inability of computers and computing technology to recognize correctly the Year 2000 date change. The problem results from a long-standing practice by programmers to save memory space by denoting years using just two digits instead of four digits. Thus, systems that are not Year 2000 compliant may be unable to read dates correctly after the Year 1999 and can return incorrect or unpredictable results. This could have a significant effect on UTG's business/financial systems as well as products and services, if not corrected.

UTG established a project to address year 2000 processing concerns in September of 1996. In 1997 UTG completed the review of UTG's internally and externally developed software, and made corrections to all year 2000 non-compliant processing. UTG also secured verification of current and future year 2000 compliance from all major external software vendors. In December of 1997, a separate computer operating environment was established with the system dates advanced to December of 1999. A parallel model office was established with all dates in the data advanced to December of 1999. Parallel model office processing is being performed using dates from December of 1999 to January of 2001, to insure all year 2000 processing errors have been corrected. Testing was completed by the end of the first quarter of 1998. Periodic regression testing is being performed to monitor continuing compliance. By addressing year 2000 compliance in a timely manner, compliance has been achieved using existing staff and without significant impact on UTG operationally or financially.

                  CHANGE IN CONTROL OF UNITED TRUST GROUP, INC.

On November 20, 1998, First Southern Funding, LLC., a Kentucky corporation, ("FSF") and affiliates acquired 929,904 shares of common stock of UTG, an Illinois corporation, ("UTG") from UTG and certain UTG shareholders. As consideration for the shares, FSF paid UTG $10,999,995 and certain shareholders of UTG $999,990 in cash. FSF and affiliates employed working capital to make these purchases of common stock, including funds on hand and amounts drawn under existing lines of credit with Star Bank, NA. FSF borrowed $7,082,878 and First Southern Bancorp, Inc., an affiliate of FSF, borrowed $495,775 in making the purchases. FSF and affiliates expect to repay the borrowings through the sale of assets they currently own.

Details of the transaction can be outlined as follows: FSF acquired 389,715 shares of UTG common stock at $10.00 per share. These shares represented stock acquired during 1997 by UTG in private transactions. Additionally, FSF acquired 473,523 shares of authorized but unissued common stock at $15.00 per share. FSF acquired 66,666 shares of common stock from UTG CEO Larry Ryherd, and his family, at $15.00 per share. FSF has committed to purchase $2,560,000 of face amount of UTG convertible notes from certain officers and directors of UTG for a cash price of $3,072,000 by March 1, 1999. FSF is required to convert the notes to UTG common stock by July 31, 2000. UTG has granted, for nominal consideration, an irrevocable, exclusive option to FSF to purchase up to 1,450,000 shares of UTG common stock for a purchase price in cash equal to $15.00 per share, with such option to expire on July 1, 2001. UTG has also caused three persons designated by FSF to be appointed, as part of the Board of Directors.

Following the transactions described above, and together with shares of UTG acquired on the market, FSF and affiliates owns 1,073,577 shares of UTG common stock (27.7%) becoming the largest shareholder of UTG. Through the shares acquired and options owned, FSF can ultimately own over 51% of UTG. Mr. Jesse T. Correll is the majority shareholder of FSF, which is an affiliate of First Southern Bancorp, Inc., a bank holding company that owns a bank that operates out of 14 locations in central Kentucky.

This transaction provides FCC with increased opportunities. The additional capitalization has enabled UTG to significantly reduce its outside debt and has enhanced its ability to make future acquisitions through increased borrowing power and financial strength. Many synergies exist between FCC and First Southern Funding and its affiliates. The potential for cross selling of services to each customer base is currently being explored. Legislation is currently pending that would eliminate many of the barriers currently existing between banks and insurance companies. Such alliances are already being formed within the two industries. Management believes this transaction positions FCC for continued growth and competitiveness into the future as the financial industry as a whole experiences change.
                                       14

              MERGER OF UNITED TRUST, INC. AND UNITED INCOME, INC.

On July 26, 1999 the shareholders of United Trust Inc.("UTI"), an Illinois corporation and United Income Inc. ("UII"), an Ohio corporation approved the merger of UII into UTI. UTI and UII were indirectly the beneficial owners of 43,547 common shares (79.8%) of FCC through their joint ownership of all of the issued common shares (100%) of United Trust Group, Inc. Simultaneous to the merger, United Trust Group, Inc was dissolved and UTI changed its name to United Trust Group, Inc. ("UTG"). UTI and UII had no day to day operations of their own other than their investment holdings in their subsidiaries. The merger had no effect on the administration of FCC and it's subsidiary insurance company operations. The merger will benefit the business operations of UTI and UII and their respective stockholders by creating a larger, more viable life insurance holding group with lower administrative costs and a simplified corporate structure.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Kerber, Eck and Braeckel served as UTG's independent certified public accounting firm for the fiscal year ended December 31, 1998 and for fiscal year ended December 31, 1997. In serving its primary function as outside auditor for UTG, Kerber, Eck and Braeckel performed the following audit services: examination of annual consolidated financial statements; assistance and consultation on reports filed with the Securities and Exchange Commission and; assistance and consultation on separate financial reports filed with the State insurance regulatory authorities pursuant to certain statutory requirements. UTG does not expect that a representative of Kerber, Eck and Braeckel will be present at the Annual Meeting of Shareholders of UTG. No accountants have been selected for fiscal year 1999 because UTG generally chooses accountants shortly before the commencement of the annual audit work.


                     SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                               2000 ANNUAL MEETING

     In order for a proposal by a shareholder to be included in UTG's proxy statement and form of proxy for the 2000 Annual Meeting of Shareholders, the proposal must be received by UTG at its principal office on or before December 15, 1999.


                    OTHER MATTERS TO COME BEFORE THE MEETING

     The management does not intend to bring any other business before the meeting of UTG's shareholders and has no reason to believe that any will be presented to the meeting. If, however, any other business should properly be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgement.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     UTG has filed its 1998 Annual Report on Form 10-K with the Securities and Exchange Commission. A copy of the report may be obtained without charge by any shareholder. Requests for copies of the report should be sent to George E. Francis, United Trust Group, Inc., 5250 South 6th Street, P.O. Box 5147, Springfield, Illinois, 62705-5147.



                       BY ORDER OF THE BOARD OF DIRECTORS

                            UNITED TRUST GROUP, INC.



                          George E. Francis, Secretary

Dated: August 30, 1999